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                                                                     EXHIBIT 3.3



               AMENDED CERTIFICATE OF INCORPORATION OF GREENSTONE

         The certificate of incorporation shall be amended to change the name of the Surviving Corporation to Kupper Parker Communications, Incorporated. To accomplish the foregoing amendment, paragraph FIRST of the certificate of incorporation shall be and hereby is amended to read in its entirety as follows:

         FIRST: The name of the corporation is "Kupper Parker Communications, Incorporated"

         Paragraph NINTH of the certificate of incorporation shall be and is hereby amended to delete the words "consisting of not less than six (6) persons".